Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended November 30, 2016

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies		Nonperforming Loans
(Dollars in millions)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Domestic	$91,723	$93,692	$366	4.78%	$3,750	4.00%	N/A	N/A
International	7,997	8,233	26	3.95	267	3.25	$44	0.53%
Consumer Banking:
Auto	47,116	47,367	80	2.05	2,848	6.01	212	0.45
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(1)
Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.

(2)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(3)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.